EXHIBIT 99.1

SJW GROUP ANNOUNCES 2021 SECOND QUARTER FINANCIAL RESULTS, REAFFIRMS 2021 GUIDANCE, AND DECLARES DIVIDEND

•Net income increases 5.3% over Q2 2020
•2021 diluted earnings of $0.79 per share
•Reaffirms 2021 guidance range of $1.85 to $2.05 per diluted share
•Dividend of $0.34 per share declared

SAN JOSE, CA, July 29, 2021 – SJW Group (NYSE: SJW) today reported financial results for the second quarter ended June 30, 2021. SJW Group net income was $20.8 million for the quarter ended June 30, 2021, compared to $19.7 million for the same period in 2020. Diluted earnings per share were $0.69 for the quarters ended June 30, 2021 and 2020, respectively. Diluted earnings per share in 2021 includes $0.60 per share from ongoing operations and $2.6 million (net of tax) or $0.09 per share from non-recurring income related to the holdback amount received during 2021 related to the sale of all of SJW Group’s equity interest in Texas Water Alliance Limited (“TWA”) to the Guadalupe-Blanco River Authority (“GBRA”) in 2017. Diluted earnings per share in 2020 includes $0.72 per share from ongoing operations offset by non-recurring expenses related COVID-19 related reserves and expenses of $0.7 million (net of tax) or $0.03 per share.

Operating revenue was $152.2 million for the quarter ended June 30, 2021, compared to $147.2 million for the same period in 2020. The $5.0 million increase in revenue was primarily attributable to $3.6 million in cumulative water rate increases, $1.4 million in higher customer usage, and $0.7 million in revenue from new customers.

Operating expenses for the quarter ended June 30, 2021, were $119.6 million, compared to $111.1 million in 2020, an increase of $8.5 million. Operating expenses include water production expenses of $61.0 million in 2021 compared to $58.2 million in 2020, an increase of $2.8 million. The increase in water production expenses was primarily attributable to $1.9 million due to a decrease in surface water supply production, $1.8 million in higher customer water usage, partially offset by $0.7 million in lower average per unit costs for purchased water, groundwater extraction and energy charges, and other production expenses. Operating expenses, excluding water production costs, for the quarter ended June 30, 2021, increased $5.6 million to $58.6 million from $53.0 million in 2020. The increase was primarily due to a $3.6 million increase in general and administrative expenses, $1.3 million in higher maintenance expenses, and $0.8 million in higher depreciation and amortization expenses.

For the quarter ended June 30, 2021, compared to the same period in 2020, the change in other expense and income was primarily due to the release of a $3.0 million holdback amount by GBRA related to the 2017 sale of all of SJW Group’s equity interest in TWA.

The effective consolidated income tax rates were approximately 14% and 18% for the quarters ended June 30, 2021 and 2020, respectively. The lower effective tax rate for the quarter ended June 30, 2021 was primarily due to flow-through tax benefits.

Year-to-date net income was $23.4 million, compared to $22.1 million in 2020. Diluted earnings per share were $0.79 in the first six months of 2021, compared to $0.77 per diluted share for the same period in 2020. Diluted earnings per share in 2021 includes $0.73 per share from ongoing operations and non-recurring income related to the TWA holdback amount of $2.7 million (net of tax) or $0.09 per share, offset by non-recurring expenses related to the Texas ice storms of $0.8 million (net of tax) or $0.03 per share. Diluted earnings per share in 2020 includes $0.86 per share from ongoing operations offset by non-recurring expenses related to the Connecticut Water Service, Inc. merger and integration fees of $1.4 million (net of tax) or $0.05 per share and COVID-19 related reserves and expenses of $1.2 million (net of tax) or $0.04 per share.

Operating revenue was $267.0 million for the year-to-date period ended June 30, 2021, compared to $263.0 million in the first six month of 2020. The $4.0 million increase was attributable to $6.4 million in cumulative water rate increases and $1.1 million in revenue from new customers, offset by a $1.4 million decrease in customer usage, $0.8 million in winter storm customer credits in our Texas service area, and $0.8 million in the net recognition of certain regulatory mechanisms in Connecticut and Maine.

Year-to-date operating expenses increased to $221.3 million from $211.5 million in 2020, an increase of $9.8 million. Operating expenses include water production expenses of $104.6 million in 2021 compared to $102.0 million in 2020, an increase of $2.6 million. The increase in water production expenses was primarily attributable to $2.7 million due to a decrease in surface water supply production and $1.7 million in higher customer water usage, partially offset by $1.5 million in lower average per unit costs for purchased water, groundwater extraction and energy charges, and other production expenses. Operating expenses, excluding water production costs, for the year-to-date period ended June 30, 2021, increased $7.2 million to $116.7 million from $109.5 million in 2020. The increase was primarily due to a $2.8 million increase in general and administrative expenses, $2.8 million in higher depreciation and amortization expenses, and $1.4 million in higher maintenance expenses.

Other expense and income year-to-date for 2021 included receipt of the $3.0 million TWA holdback amount. No similar transaction occurred in 2020.

The effective consolidated income tax rates for the six-month periods ended June 30, 2021 and 2020, were approximately 9% and 17%, respectively. The effective tax rate decreased primarily due to flow-through tax benefits and other discrete items recorded during the first quarter ended March 31, 2021.

Dividend

The Directors of SJW Group today declared a quarterly dividend on common stock of $0.34 per share. The dividend is payable on September 1, 2021, to shareholders of record on August 9, 2021. SJW Group’s annual dividend yield at the stock market closing on July 28, 2021 was 2%. Dividends have been paid on SJW Group’s and its predecessor’s common stock for more than 77 consecutive years and the annual dividend amount has increased in each of the past 53 years.

2021 Earnings Guidance

SJW Group is reaffirming earnings guidance for 2021 in the range of $1.85 per diluted share to $2.05 per diluted share.

Regulatory Highlights

San Jose Water Company’s 2021 general rate case for new rates in 2022 through 2024 is before the California Public Utilities Commission (“CPUC”). The application seeks an increase of nearly $88 million in revenue requirement over the three-year period, authorization for a $435 million capital budget, and requests to recover $18.5 million from balancing and memorandum accounts. It is anticipated that the CPUC’s review process will take approximately 12 months, with new rates effective in the second quarter of 2022.

On May 3, 2021, San Jose Water Company filed its application with the CPUC in its 2022-2024 cost of capital proceeding, as required. The application requests increases in revenue and return on equity, an adjustment to the proposed capital structure, and a decrease in the cost of debt. If approved, rates are expected to be effective in the first quarter of 2022.

On June 23, 2021, the Maine Public Utilities Commission approved Maine Water Company’s request for an innovative rate-smoothing mechanism that became effective on July 1, 2021. The rate-smoothing mechanism provides customers in the Biddeford-Saco division with a more gradual ramp to new rates that will be driven by the completion of a $60 million replacement of its 1884 vintage drinking water treatment plant. A decision on Maine

Water Company’s application for a general rate increase related to the Biddeford-Saco project is expected in the second quarter of 2022, in alignment with the completion of the new water treatment facility.

On June 28, 2021, SJWTX, Inc. announced that it reached an agreement to acquire the Kendall West and Bandera East utilities in Bandera and Medina counties in Texas and that change in ownership applications had been filed with the Public Utilities Commission of Texas (“PUCT”). The acquisition, pending approval by the PUCT, would grow SJWTX, Inc. by 1,400 service connections that serve an estimated 4,000 county residences. SJWTX, Inc. currently serves two of the ten fastest growing counties in the nation. A decision by the PUCT is expected in the fourth quarter of 2021.

On July 28, 2021, the Connecticut Public Utilities Regulatory Authority issued a final decision on Connecticut Water Company’s application to amend rates for its customers. The decision approved an increase of $5.2 million in annual revenues and a return on equity of 9%, with new rates effective July 28, 2021. The final decision also approved Connecticut Water Company’s request to establish a first of its kind water rate assistance program for income eligible customers in Connecticut, a tiered block rate structure for residential water customers to promote water conservation, and the cost of debt and equity percentages as requested. The final decision did not include all of the requested proforma plant in-service due to the timing of their completion. However, no plant was disallowed and Connecticut Water Company will seek recovery for those in the future, including a portion of plant which is eligible for recovery through the Water Infrastructure Conservation Adjustment mechanism, which was approaching its statutory cap and was reset to zero in the final decision.

About SJW Group

SJW Group is the second-largest investor-owned pure-play water and wastewater utility, based on estimated rate base, in the United States, providing lifesaving and high-quality water service to nearly 1.5 million people. SJW Group’s locally led and operated water utilities - San Jose Water Company in California, The Connecticut Water Company in Connecticut, The Maine Water Company in Maine, and SJWTX, Inc. (dba Canyon Lake Water Service Company) in Texas - possess the financial strength, operational expertise, and technological innovation to safeguard the environment, deliver outstanding service to customers, and provide opportunities to employees. SJW Group remains focused on investing in its operations, remaining actively engaged in its local communities, and delivering continued sustainable value to its shareholders. For more information about SJW Group, please visit www.sjwgroup.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” “strategy,” or “anticipates,” or the negative of those words or other comparable terminology. These forward looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict.

These forward-looking statements involve a number of risks, uncertainties and assumptions including, but not limited to, the following factors: (1) the effect of water, utility, environmental and other governmental policies and regulations, including actions concerning rates, authorized return on equity, authorized capital structures, capital expenditures and other decisions; (2) changes in demand for water and other services; (3) the impact of the Coronavirus (“COVID-19”) pandemic on our business operation and financial results; (4) unanticipated weather conditions and changes in seasonality including those affecting water supply and customer usage; (5) climate change and the effects thereof; (6) unexpected costs, charges or expenses; (7) our ability to successfully evaluate investments in new business and growth initiatives; (8) contamination of our water supplies and damage or failure of our water equipment and infrastructure; (9) the risk of work stoppages, strikes and other labor-related actions; (10) catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, hurricanes, terrorist acts, physical attacks, cyber-attacks, epidemic, or similar occurrences; (11) changes in general economic, political, business and financial market conditions; (12) the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings, changes in interest rates, compliance with regulatory requirements, compliance with the terms and conditions of our outstanding indebtedness, and general market and economic conditions; and (13) legislative and general market and economic developments. The risks, uncertainties and other factors may cause the actual results, performance or achievements of SJW Group to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Group’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. Forward-looking statements are not guarantees of performance, and speak only as of the date made. SJW Group undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact

SJW Group
James P. Lynch, 408-279-7966
Chief Financial Officer and Treasurer

SJW Group
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
REVENUE	$152,241	147,209	$267,026	262,963
OPERATING EXPENSE:
Production Expenses:
Purchased water	27,668	25,889	43,313	41,823
Power	3,391	3,426	6,394	6,151
Groundwater extraction charges	20,138	18,583	35,683	33,611
Other production expenses	9,831	10,280	19,233	20,373
Total production expenses	61,028	58,178	104,623	101,958
Administrative and general	21,326	17,772	42,219	39,388
Maintenance	6,587	5,334	12,852	11,420
Property taxes and other non-income taxes	7,149	7,102	14,664	14,565
Depreciation and amortization	23,512	22,753	46,950	44,135
Total operating expense	119,602	111,139	221,308	211,466
OPERATING INCOME	32,639	36,070	45,718	51,497
OTHER (EXPENSE) INCOME:
Interest on long-term debt and other interest expense	(13,681)	(13,180)	(27,120)	(26,464)
Pension non-service cost	339	(7)	665	(52)
Gain on sale of Texas Water Alliance Limited	3,000	—	3,000	—
Other, net	1,784	1,048	3,538	1,805
Income before income taxes	24,081	23,931	25,801	26,786
Provision for income taxes	3,306	4,210	2,410	4,648
NET INCOME	20,775	19,721	23,391	22,138
Other comprehensive income (loss), net	107	10	145	(125)
COMPREHENSIVE INCOME	$20,882	19,731	$23,536	22,013

EARNINGS PER SHARE:
Basic	$0.70	0.69	$0.80	0.78
Diluted	$0.69	0.69	$0.79	0.77
DIVIDENDS PER SHARE	$0.34	0.32	$0.68	0.64
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	29,799	28,508	29,334	28,499
Diluted	29,924	28,683	29,460	28,679

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	June 30, 2021	December 31, 2020
ASSETS
Utility plant:
Land	$38,352	36,845
Depreciable plant and equipment	3,269,984	3,198,060
Construction in progress	145,039	109,976
Intangible assets	35,357	35,167
Total utility plant	3,488,732	3,380,048
Less accumulated depreciation and amortization	1,092,337	1,045,136
Net utility plant	2,396,395	2,334,912

Real estate investments	58,389	58,129
Less accumulated depreciation and amortization	15,363	14,783
Net real estate investments	43,026	43,346

CURRENT ASSETS:
Cash and cash equivalents:
Cash	25,442	5,269
Restricted cash	2,659	4,000
Accounts receivable	54,879	58,142
Accrued unbilled utility revenue	48,984	44,950
Current regulatory assets, net	1,075	1,748
Prepaid expenses	8,471	8,097
Other current assets	5,348	5,125
Total current assets	146,858	127,331

OTHER ASSETS:
Regulatory assets, net	172,312	156,482
Investments	15,163	14,367
Goodwill	628,144	628,144
Other	7,624	6,883
	823,243	805,876
	$3,409,522	3,311,465

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	June 30, 2021	December 31, 2020
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Stockholders’ equity:
Common stock, $0.001 par value; authorized 70,000,000 shares; issued and outstanding shares 29,804,927 on June 30, 2021 and 28,556,605 on December 31, 2020	$30	29
Additional paid-in capital	579,057	510,158
Retained earnings	411,511	408,037
Accumulated other comprehensive income	(919)	(1,064)
Total stockholders’ equity	989,679	917,160
Long-term debt, less current portion	1,372,126	1,287,580
Total capitalization	2,361,805	2,204,740

CURRENT LIABILITIES:
Lines of credit	138,541	175,094
Current portion of long-term debt	26,270	76,241
Accrued groundwater extraction charges, purchased water and power	26,290	19,184
Accounts payable	39,546	34,200
Accrued interest	13,035	12,861
Accrued payroll	13,895	14,012
Income tax payable	246	—
Other current liabilities	16,608	19,203
Total current liabilities	274,431	350,795

DEFERRED INCOME TAXES	191,376	191,415
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS IN AID OF CONSTRUCTION	431,358	421,132
POSTRETIREMENT BENEFIT PLANS	125,594	121,597
OTHER NONCURRENT LIABILITIES	24,958	21,786
COMMITMENTS AND CONTINGENCIES
	$3,409,522	3,311,465